Exhibit 99.3

Bravo Multinational Incorporated (BRVO) Closes Transaction on 300 Casino Gaming Machines and Uplists Trading onto OTCQB

Toronto, Canada- August 21, 2017- Bravo Multinational Incorporated (OTCQB:BRVO) completed an asset purchase on August 16, 2017, for 300 slot and video poker machines, providing an immediate new revenue stream for Bravo. The contract valued at $3,618,000, with the Company anticipating an approximate 30% annual return on these assets in Latin America based on historical income data in similar locations.

Effective August 18, 2017, the Company upgraded its shares to the QB trading platform on OTCMARKETS.COM (OTCQB.BRVO). The OTCQB trading platform allows the Company to obtain greater market exposure as it initiates its next steps and advances the growth of the business.

Diligently, BRVO works on additional advancements of new business ventures to enhance the Company’s asset portfolio with potential projects in both North America and Central America. Stay tuned for the next report(s).

About Bravo Multinational Incorporated:

Bravo Multinational Incorporated (OTCQB:BRVO), a diversified Company, with its main focus being on the growth of its casino gaming equipment holdings currently has gaming equipment assets located in Central and South America. Bravo also holds patented mining claims in the gold and silver district on War Eagle Mountain, USA.  Bravo’s current and future growth strategy, driven by partnerships, new acquisitions, and ventures should result in financially viable and profitable long-term operations throughout the Americas.

For further information contact Bravo Multinational Incorporated, www.bravomultinational.com, info@bravomultinational.com and (716) 803-0621

Bravo Multinational Incorporated cautions that the statements made in this press release and other forward- looking statements on behalf of the Company may be affected by other factors. Such factors, including, but not limited to, vagaries of trade, market competition and other risks detailed herein and from time to time in the U.S. Securities and Exchange Commission filings of the Company.

Contact:

Bravo Multinational Incorporated

www.bravomultinational.com

716-803-0621